EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and the use of our report dated February 1, 2012, except for the retrospective adoption of the amendments to the new accounting standard relating to the reporting and display of comprehensive income as described in Note 1, as to which the date is April 23, 2012, in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-179287) and related Prospectus of Facebook, Inc. for the registration of 388,027,654 shares of its common stock.

/s/ Ernst & Young LLP

San Francisco, California

May 3, 2012